Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces Record Revenues and Net Profit for Third Quarter 2003

BETHLEHEM, PA—October 28, 2003—(BW HealthWire)—OraSure Technologies, Inc. (Nasdaq NM:OSUR), the market leader in oral fluid diagnostics, today announced its financial results for the quarter and nine months ended September 30, 2003, provided an update on its strategy to distribute OraQuick® to the hospital market, and reaffirmed its financial guidance for 2003 and 2004.

Total revenues for the third quarter of 2003 increased 27% to $10.3 million, compared to $8.1 million for the quarter ended September 30, 2002. Product revenues for the third quarter increased 26% to $10.2 million, compared to $8.1 million in 2002. Both amounts represent record quarterly revenues for the Company. The Company also recorded a net profit for the quarter of $53,000, or $0.00 per share, compared to a net loss of $387,000 , or $(0.01) per share, in the third quarter of 2002.

For the nine months ended September 30, 2003, the Company had total revenues of $28.6 million, a 20% increase over revenues of $23.8 million for the nine months ended September 30, 2002. Product revenues for the nine months ended September 30, 2003 were $28.0 million, or 19% higher than the $23.4 million in product revenues recorded during the comparable period in 2002. The Company recorded a net loss of $1.6 million, or $(0.04) per share, for the nine months ended September 30, 2003, compared to a net loss of $3.3 million, or $(0.09) per share, for the comparable period in 2002.

“We had another great quarter and are pleased to announce the sixth consecutive quarter of increased revenues and that we had a small net profit, both of which are milestones in our efforts to achieve sustained profitability,” said Mike Gausling, President and CEO of OraSure Technologies, Inc. “We also made significant progress during the third quarter against our stated 2003 objectives, including the submission of an application for FDA approval of oral fluid and plasma claims for OraQuick®, receipt of FDA approval of our venous whole blood claim for OraQuick®, roll-out of our Freeze Off™ wart removal product, and submission of an application for 510(k) clearance for our UPlink® analyzer and NIDA-5 panel of oral fluid drug assays. Additionally, shortly after the end of the quarter, we sold 5,000,000 shares of common stock and received over $42 million in net cash proceeds.”

The revenue increase during the third quarter was primarily attributable to increased sales of the Company’s OraQuick® rapid HIV-1 antibody test and greater than anticipated sales of Freeze Off™, the Company’s over-the-counter wart removal product, partially offset by lower sales of the Company’s urine assays in the insurance risk assessment market.

Gross margin in the third quarter was 61%, compared to 59% in the same period in 2002. This increase resulted primarily from lower scrap and spoilage during the quarter compared to a year ago.

Operating expenses for the third quarter increased to $6.3 million, from $5.2 million in the comparable period in 2002. This increase was primarily attributable to increased advertising support and higher travel expenses for sales and marketing personnel, increased expenses associated with the occupancy of the Company’s new corporate headquarters in Bethlehem, Pennsylvania, and increased clinical trial expenses. Operating expenses for the nine months ended September 30, 2003 were $18.8 million compared to $17.7 million for the comparable period in 2002.

Cash, cash equivalents and short-term investments totaled $17.7 million and working capital was $21.5 million at September 30, 2003, compared to $14.9 million in cash, cash equivalents and short-term investments and $18.9 million of working capital at December 31, 2002. During the third quarter, the Company renewed its existing credit facility with Comerica Bank and now has $8 million in available credit to finance future growth. With the closing of the stock offering in early October, the Company’s cash, cash equivalents and short-term investments now approximate $60 million.

Cash flow from operations was $661,000 for the third quarter of 2003. This is the sixth consecutive quarter of positive cash flow from operations. Cash flow from operations for the nine months ended September 30, 2003 was $934,000.

Distribution Strategy—Hospital Market

Abbott Laboratories has been a co-exclusive distributor of the Company’s OraQuick® rapid HIV-1 antibody test in the United States under a five-year agreement. The agreement required minimum monthly purchases by Abbott and, as previously reported, Abbott has failed to meet these obligations. OraSure notified Abbott of this deficiency and requested that it be cured.

Abbott failed to cure its purchase deficiency and negotiations on an amendment to resolve this matter recently stalled. As a result, the Company has terminated its agreement with Abbott. Although Abbott has advised the Company that it disputes the termination of the agreement, the Company is now actively evaluating alternative distribution strategies, including expanding its own internal sales force to sell directly to the hospital market.

“Long-term, we believe that expanding our direct sales effort for OraQuick® beyond our public health market to include the hospital market will provide us with greater control over distribution, result in higher margins, and provide a channel for distributing other high value added products to these customers,” said Mr. Gausling. “OraQuick® is an important product for hospitals and physician office labs, and we are committed to doing everything possible to maximize this exciting market opportunity for the Company in the future.”

Financial Guidance

The Company reaffirms its projection of revenues totaling at least $40 million for 2003 and its transition to profitability during the second half of the year. In addition, the Company reaffirms its expectations of revenue growth of at least 25% and profitability for the year 2004. The Company believes that any short-term loss of revenues resulting from the termination of the Abbott agreement will be offset by increased sales of the OraQuick® test in all markets, higher sales of Freeze Off™ to the over-the-counter market, improved sales of Intercept® , and initial sales of the UPlink® rapid oral fluid drug detection system into the roadside testing market in Europe.

Condensed Financial Data

(In thousands, except per-share

data and percentages)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Results of Operations
Revenues	$10,331	$8,107	$28,571	$23,762
Cost of products sold	4,002	3,350	11,403	9,444

Gross profit	6,329	4,757	17,168	14,318
Operating expenses:
Research and development	2,202	1,890	6,222	6,521
Sales and marketing	2,513	1,947	7,485	6,328
General and administrative	1,602	1,321	5,125	4,886

Total operating expenses	6,317	5,158	18,832	17,735

Operating income (loss)	12	(401)	(1,664)	(3,417)
Other income (expense), net	41	14	94	156

Net income (loss)	$53	$(387)	$(1,570)	$(3,261)

Basic and diluted net income (loss) per share	$0.00	$(0.01)	$(0.04)	$(0.09)

Weighted average shares:
Basic	38,666	37,536	38,444	37,488

Diluted	39,777	37,536	38,444	37,488

	Three months ended September 30,
	Dollars		% Change	Percentage of Total Revenues
	2003	2002		2003	2002
Market Revenues
Insurance risk assessment	$2,827	$2,987	(5)%	27%	37%
Infectious disease testing	2,294	1,472	56	22	18
Substance abuse testing	1,801	1,805	—	18	22
Cryosurgical systems*	3,298	1,840	79	32	23

Product revenues	10,221	8,104	26	99	100
Licensing and product development	110	3	3,567	1	—

Total revenues	$10,331	$8,107	27	100%	100%

* Previously reported as physician’s office therapies and includes sales of Histofreezer® in the physician’s office market and Freeze Off™ in the over-the-counter market.

	Nine months ended September 30,
	Dollars		% Change	Percentage of Total Revenues
	2003	2002		2003	2002
Market Revenues
Insurance risk assessment	$8,285	$8,899	(7)%	29%	38%
Infectious disease testing	7,766	4,546	71	27	19
Substance abuse testing	5,234	4,768	10	18	20
Cryosurgical systems*	6,717	5,233	28	24	22

Product revenues	28,002	23,446	19	98	99
Licensing and product development	569	316	80	2	1

Total revenues	$28,571	$23,762	20	100%	100%

* Previously reported as physician’s office therapies and includes sales of Histofreezer® in the physician’s office market and Freeze Off™ in the over-the-counter market.

	September 30, 2003	December 31, 2002
Balance Sheets
Assets
Cash, cash equivalents and short-term investments	$17,692	$14,908
Accounts receivable, net	7,025	5,198
Inventories	4,012	4,088
Other current assets	772	926
Property and equipment, net	6,783	7,428
Other non-current assets	2,668	3,189

Total assets	$38,952	$35,737

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,125	$1,066
Accounts payable	1,776	1,802
Accrued expenses	5,105	3,321
Long-term debt, less current portion	2,739	3,409
Other liabilities	177	120
Stockholders’ equity	28,030	26,019

Total liabilities and stockholders’ equity	$38,952	$35,737

Conference Call

The Company will host a conference call with analysts and simultaneous audio webcast to discuss the Company’s third quarter 2003 financial results beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today. On the call will be Mike Gausling, Chief Executive Officer and Ronald H. Spair, Chief Financial Officer. The call will include brief remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 888-742-2024 (Domestic) or 706-643-0033 (International), or go to OraSure Technologies’ Web site, www.orasure.com, and click on the Investor Information link. A replay of the call will be archived on OraSure Technologies’ Web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until October 31, 2003, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #3261825.

The webcast will also be distributed over the CCBN (Corporate Communications Broadcast Network) Investor Distribution Network. Institutional investors can access the call via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, profitability, markets and products. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing products and up-converting phosphor technology products; ability to fund research and development and other projects and operations; ability to maintain new or existing product distribution channels (including our ability to implement a direct sales effort or other alternative distribution for OraQuick® ); reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain and timing of obtaining necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability and other types of litigation (including the outcome of our dispute with Abbbott Laboratories); changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; changes in accounting practices or interpretation of accounting requirements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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